UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 8, 2006

Verticalnet, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	000-25269	23-2815834
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

400 Chester Field Parkway, Malvern, Pennsylvania		19355
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(610) 240-0600

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.03 Material Modifications to Rights of Security Holders.

On June 8, 2006, Verticalnet, Inc. ("Verticalnet") effected a one-for-seven reverse split of its outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), upon the filing of an Amendment to its Amended and Restated Articles of Incorporation as described in Item 5.03 below (the "Reverse Stock Split"). The Reverse Stock Split was effective at 7:59 a.m. on June 12, 2006 (the "Effective Time"). Pursuant to the Reverse Stock Split, each holder of seven shares of Common Stock immediately prior to the Effective Time became the holder of one share of Common Stock. All outstanding options, warrants, convertible notes or other rights convertible into or exercisable for shares of Common Stock, were adjusted in accordance with their terms and pursuant to the ratio of the Reverse Stock Split. No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Split were rounded up to the nearest whole share and no cash payment was made in respect to such rounding.

As of the opening of The Nasdaq Capital Market on June 12, 2006, the Common Stock began trading on a split-adjusted basis under the trading symbol "VERTD" for a period of 20 trading days. Commencing July 11, 2006, the Common Stock will resume trading under the symbol "VERT."

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 8, 2006, Verticalnet filed an Amendment to its Amended and Restated Articles of Incorporation (the "Amendment") with the Secretary of State of the Commonwealth of Pennsylvania to effect: (i) the Reverse Stock Split; and (ii) an increase the number of authorized shares of Common Stock to 21,428,571 shares. A copy of the Amendment is attached to this current report as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 Amendment to Amended and Restated Articles of Incorporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Verticalnet, Inc.

June 14, 2006	By:	Gene S. Godick

Name: Gene S. Godick
Title: Executive Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

3.1	Amendment to Amended and Restated Articles of Incorporation